Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Celsius Holdings, Inc.

We consent to the incorporation by reference in the registration statements (No.333-150334 and No. 333-161356) on Form S-8 of Celsius Holdings, Inc. and Subsidiaries of our report dated March 22, 2011, with respect to the consolidated balance sheets of Celsius Holdings, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2010 and 2009, which report appears in the December 31, 2010 annual report on Form 10-K of Celsius Holdings, Inc. and Subsidiaries.

Boca Raton, Florida March 31, 2011	Certified Public Accountants